October 15, 2007

M E M O R A N D U M

TO: FROM: RE:	CSK Auto, Inc. Officers and other Insider Group Members
Randi Morrison
Notice to Insiders of CSK Auto, Inc. (the “Company”) Concerning Your
Rights Regarding CSK Auto Stock, Including Stock Trades Within the
Company’s Retirement Program

As a member of the Company’s Insider Group, you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, and more specifically, Regulation BTR, which prohibits certain transactions relative to the Company’s stock during employee plan blackout periods.

On December 13, 2006, the Company provided you with notice of a Regulation BTR blackout period as a result of the Company’s inability to timely file certain of its annual and quarterly reports under the Securities Exchange Act of 1934, as amended, (the “Exchange Act Reports”). As of October 12, 2007, the Company had filed all of its previously delinquent Exchange Act Reports with the SEC and became current in its financial reporting. As a result, the blackout period will be terminated effective October 17, 2007.

If you have any questions concerning this notice, you should contact James Todd, Legal Counsel, at (602) 631-7358.

Important Notice Concerning Your Rights Under
The CSK Auto, Inc. Retirement Program

October 15, 2007

1.	On October 12, 2007, the Company became current with its financial reporting requirements. This notice is to inform you that the employee benefit plan blackout period in effect since December 20, 2006, which prohibited you from purchasing (either by payroll contribution or transfer of funds) CSK Auto Corporation common stock under the CSK Auto, Inc. Retirement Program (the “Plan”), will be terminated effective October 17, 2007.

2.	Effective October 17, 2007, you may begin purchasing CSK Auto Corporation common stock under the Plan. This means that, if you desire, you may change your investment election into the CSK Common Stock Fund in accordance with usual Plan procedures.

Please note that due to the blackout period, your CSK Common Stock Fund elections (if applicable) automatically changed to the Fidelity Income Fund (unless you made an alternative election). This was an actual election change in the Plan’s recordkeeping system, which you can view by accessing the Plan’s website at https://www.retireonline.com. This election will not automatically change just because the blackout period has ended. If you wish to invest new contributions in the CSK Common Stock Fund again, you will need to make an affirmative election to do so. In the absence of a post-blackout period election, your contributions will continue to be allocated to the Fidelity Income Fund or any other investment fund(s) that you have subsequently chosen.

3.	As always, it is very important that you review and consider the appropriateness of your current investments. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds.

4.	If you have any questions concerning this notice, you should contact Vicki Moss, Retirement Programs Manager, at (602) 631-7119, or the Retirement Program Administrator at CSK Auto, Inc., P.O. Box 6030, Phoenix, Arizona 85005.